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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)    December 2, 1997


                            FREMONT GOLD CORPORATION
             (Exact name of registrant as specified in its charter)



     Delaware                     33-07773-A                65-0110447
(State or other jurisdiction       (Commission               (IRS Employer
of incorporation)                  File Number)              Identification No.)



777 Hornby Street, Suite 2000, Vancouver, British Columbia, V6Z 1S4
             (Address of principal executive offices)           (Zip Code)



Registrant's telephone number, including area code       (604) 682-4606




         (Former name or former address, if changed since last report.)
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ITEM 9.        SALES OF EQUITY SECURITIES PURSUANT TO REGULATION S.

               On September 24, 1997, the Board of Directors of Fremont Gold Corporation (the "Company") authorized the private unregistered sale of up to 8,636,262 shares of the Company's common stock, par value, $0.001, at a price of $0.55 per share, aggregating gross proceeds to the Company of no less than $1,800,000 and not more than $4,750,000. Such private sales were authorized to be made under either Rule 903 of Regulation S ("Regulation S") promulgated under the Securities Act of 1933, as amended (the "Act"), and/or Section 4(2) of the Act.

               As previously reported on Forms 8-K filed with the Securities and Exchange Commission on October 16, 1997 and November 3, 1997, the Company accepted subscription proceeds for the purchase of 3,896,272 shares of common stock, representing aggregate proceeds to the Company in the amount of $2,138,000 from September 29, 1997 through October 17, 1997.

               On December 2, 1997, the Company accepted additional subscription proceeds for the purchase of 90,909 shares of common stock from Craigmillar International representing aggregate proceeds to the Company of $50,000. Such private sale was made under Rule 903 of Regulation S. The Company plans to continue to seek the private placement of the remaining 4,658,182 shares of common stock available for issuance under the September 4, 1997 authorization.

               On December 2, 1997, pursuant to the terms of a property acquisition agreement, dated January 22, 1997, executed by the Company in connection with its Santa Eloise Property, located in Chile, the Company issued 23,333 shares of its common stock to the three Chilean landowners as part of the property purchase price. Such private sale was made under Rule 903 of Regulation S.

               No underwriter has been involved in any of these private sales and no underwriting discounts or commissions have been paid by the Company. Based upon its review of documentation certified by each buyer, the Company determined that each of the buyers to date was (i) sophisticated (based upon net worth and investment experience), (ii) an institutional investor, and/or (iii) not a U.S. Person (as defined in Regulation S).




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                                   SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             /s/ Edward M. Topham
                                             ---------------------------
                                                 Edward M. Topham
                                                 Chief Financial Officer

Date: December 12, 1997